EXHIBIT 10.11

                                 [COMPANY LOGO]


                                December 27, 2002


Mr. Charles R. Allison
525 Sweet Birch Lane
Roswell, GA 30076

Subject:  Amendments to Employment and Deferred Compensation Agreements

Dear Chuck:

In connection with the Employment Agreement made June 30, 2002 ("Employment Agreement") and the Salary Continuation and Deferred Compensation Agreement made May 1, 1998 ("SCDC Agreement") which superceded and replaced in its entirety the Salary Continuation/Deferred Compensation agreement made January 1, 1994, between you and the Company ("Agreements"), it is agreed that the following changes to the Agreements shall be effective December 30, 2002:

(1) Employment Agreement. Except for Exhibit II, Proprietary Information & Invention Agreement, the remainder of the Employment Agreement is hereby cancelled.

(2) Compensation. As vice president, marketing and sales, and as the result of changing your commission program to include virtually all of the net sales of the Company, your salary effective December 30, 2002, shall be $45,500 annually, paid bi-weekly, and shall be further reduced effective March 24, 2003, to $35,750 annually, paid by weekly. In addition to your base salary, you shall be paid a commission monthly in arrears on certain net sales of the Company, including sales derived from all-in-one toner cartridges. Your commission shall be calculated and paid based on one-quarter of one percent (0.25%) of the net sales of the Company, excluding sales made by or credited to either Dr. Wang or Dr. Aubert. Should any dispute arise between you and the Company regarding whether or not an unpaid commission is due you, the Company will have the sole right to decide such matter, and the decision of the Company will be binding on you.

(3) SCDC Agreement. In connection with the SCDC Agreement, it is agreed that the following changes shall be effective January 1, 2003:

     (a) Retirement. Unless otherwise agreed by you and the Company, your retirement date shall be extended from February 1, 2003 to December 31, 2003.


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     (b)  Life Insurance  Policy.  It is agreed and understood  that the Company shall not be required to, nor does it intend to, make any additional premium payments on the life insurance policy the Company has obtained on your life, nor will the Company, prior to your retirement, make any withdrawals of any accumulated cash value. Paragraph 4 of the SCDC Agreement provides that the Company may, at its option, transfer the ownership of the policy to you upon your termination. Paragraph 4 is hereby amended to require the Company to transfer the ownership of the policy to you, if within 30 days of your retirement you request such transfer of ownership. Such transfer by either your request or at the option of the Company shall discharge the Company from any and all obligations to make any payments provided for under the SCDC Agreement and any further premium payments that may or may not otherwise come due under the life insurance policy. Income or other taxes due, if any, as the result of the transfer of ownership to you or the payment of monthly installments to you by the Company as contemplated by the SCDC Agreement are your sole responsibility.

(4) Termination. Notwithstanding provisions to the contrary in the SCDC Agreement, It is agreed that either you or the Company may terminate your employment with the Company at any time with or without cause.

To indicate your understanding and acceptance of these amendments to the above referenced Agreements, please sign where indicated hereafter.

Sincerely,



/S/ SUELING WANG
-----------------------
Sueling Wang, Phd
President


Acknowledged and accepted:



/S/ CHARLES R. ALLISON
-----------------------
Charles R. Allison